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                    July 20, 2021

       Richard C. Wheeless, III
       President and Director
       Pegasus Medical Holdings, Inc.
       c/o Richard C. Wheeless III
       6647 Saint Andrews Cross, Unit D
       Liberty Township, OH

                                                        Re: Pegasus Medical
Holdings, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 12, 2021
                                                            File No. 000-56282

       Dear Mr. Wheeless:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction